Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2011, with respect to the consolidated financial statements and schedule of Global Crossing Limited incorporated by reference in the Form 8-K/A of Level 3 Communications, Inc. to be filed with the Securities and Exchange Commission on October 27, 2011, and to the incorporation by reference in the Registration Statements of Level 3 Communications, Inc. (Form  S-8 No.’s 333-79533, 333-42465, 333-68447, 333-58691, 333-52697, 333-115472, 333-115751, and 333-174354, Form S-3 No.’s 333-153644, 333-154976, 333-156709, 333-160493, and 333-162854).

/s/ Ernst & Young LLP
Iselin, New Jersey
October 21, 2011